EXHIBIT 4.15

[LOGO] BANK OF SCOTLAND

The Directors
Sportech plc (formerly known as Rodime plc)
249 West George Street
Glasgow
G2 4RB
(Registered Number 69140)
(the “Parent”)

and the Borrowers (as hereinafter defined)

25th March 2003

Dear Sirs

Working Capital Facilities

We refer to the facility letter dated 10th August 2000 between BoS and the Parent (as amended and restated in terms of a supplemental facility letter dated 24th September 2002 and as further amended, varied, supplemented, novated or replaced from time to time hereinafter referred to as the “Facility Letter”) in terms of which BoS has made certain working capital facilities available to the Parent and the Borrowers.

We are writing to set out certain amendments to the terms of the Facility Letter.

1.

Definitions and Interpretation

1.1

Terms defined in the Facility Letter shall have the same meaning when used in this letter and Schedule 1 of the Facility Letter shall apply hereto.

1.2

Any references in the Facility Letter to “this letter” and similar expressions shall be deemed to be references to the Facility Letter as amended by this Second Supplemental Facility Letter.

2.

Conditions Precedent

2.1

The amendments to the Facility Letter set out in Clause 3 below shall come into effect on the date on which BoS confirms to the Parent that the following conditions precedent have been satisfied:-

(a)

BoS has received a duly signed copy of this Second Supplemental Facility Letter;

(b)

BoS has received in form and substance satisfactory to it, the Second Supplemental Facility Agreement (as defined in the Senior Facility Agreement); and

(c)

the conditions precedent more particularly described in Schedule 2 to the Second Supplemental Facility Agreement have been satisfied.

2.2

If the conditions referred to in Clause 2.1 have not been satisfied, waived or deemed to have been waived on or prior to the date falling one month after the date of the Second Supplemental Facility Agreement, the terms set out in this Second Supplemental Facility Letter will lapse and the amendments to the Facility Letter will be of no effect.

3.

Amendments to the Facility Letter

3.1

Subject to the terms of this Second Supplemental Facility Letter, the Facility Letter in the form set out in the schedule to the supplemental facility letter dated 24th September 2002 shall be amended by the date “28 February 2003” included in the second line of Clause 2.3.1 of the Facility Letter being deleted and replaced with the date “27 February 2004”.

3.2

Subject to the terms of this Second Supplemental Facility Letter, the Facility Letter shall remain in full force and effect. This Second Supplemental Facility Letter and the Facility Letter shall be treated as one document so that, upon the Facility Letter being amended as mentioned above, all references to the Facility Letter shall be treated as references to the Facility Letter as amended in accordance with the term of this Second Supplemental Facility Letter.

4.

Fees and Expenses

4.1

On the date of execution of this Second Supplemental Facility Letter the Parent shall pay to BoS a renewal fee of £15,000 which shall be debited to the current account of the Parent with BoS.

4.2

The Parent shall pay to BoS the amount of all costs and expenses (together with any VAT or similar taxes thereon) incurred by BoS in connection with this Second Supplemental Facility Letter and the documents contemplated hereby (including, without limitation, the fees and expenses of BoS’ legal advisers).

5.

General

Clause 15 of the Facility Letter shall be deemed to be incorporated in this Second Supplemental Facility Letter as if set out herein.

6.

Governing Law

This letter shall be governed by and construed according to English law and the Borrowers submit to the jurisdiction of the English Courts.

Please confirm your acceptance of the terms of this Second Supplemental Facility Letter and the amendments to the Facility Letter set out herein by signing and returning the enclosed duplicate copy of this Second Supplemental Facility Letter.

Yours faithfully

For and on behalf of The Governor and Company of the Bank of Scotland

We hereby accept the terms of this Second Supplemental Facility Letter and the amendments to the Facility Letter set out therein.

Agreed and accepted on behalf of SPORTECH PLC by	Agreed and accepted on behalf of LITTLEWOODS LEISURE MARKETING SERVICES LIMITED by
Director	Director
Date: 31st March 2003	Date: 31st March 2003

Agreed and accepted on behalf of LITTLEWOODS PROMOTIONS LIMITED by	Agreed and accepted on behalf of LITTLEWOODS LOTTERIES LIMITED by
Director	Director
Date: 31st March 2003	Date: 31st March 2003

Agreed and accepted on behalf of LITTLEWOODS COMPETITIONS COMPANY LIMITED by	Agreed and accepted on behalf of RODIME TECHNOLOGIES LIMITED by
Director	Director
Date: 31st March 2003	Date: 31st March 2003

Agreed and accepted on behalf of LITTLEWOODS OF LIVERPOOL LIMITED by	Agreed and accepted on behalf of BET 247 LIMITED by
Director	Director
Date: 31st March 2003	Date: 31st March 2003

Agreed and accepted on behalf of LITTLEWOODS POOLS LIMITED by	Agreed and accepted on behalf of LITTLEWOODS GAMING LIMITED by
Director	Director
Date: 31st March 2003	Date: 31st March 2003

Agreed and accepted on behalf of LITTLEWOODS ISLE OF MAN LIMITED by
Director
Date: 31st March 2003